Exhibit 99

                                  Press Release


Planet411.com Inc. to receive an investment of $2.3 M and completes its corporate reorganisation

MONTREAL, June 28, 2001 /CNW/ - Planet411 Inc. (OTC BB: PFOO), announces that on May 22, 2001 certain of the Corporation's stockholders committed to invest US$2,3 million dollars (CDN $3,5 million dollars) on or prior to January 31, 2002.

From this total commitment, US$658,000 dollars (CDN $1,0 million dollar) is to be invested before July 31, 2001 for 8,435,897 shares.

The balance, US$1,642,000 dollars (CDN $2,5 million dollars) is to be invested in installments between August 1, 2001 and January 31, 2002. The issue price will be at 20% discount of the 20-day moving average stock price preceding the date the installment is received by the Company. For each share issued between these dates, shareholders will be granted a warrant to purchase one half of a share, at an issue price at a 20% discount from the 20-day moving average stock price preceding the date the installment is received by the Company. The expiration date of all warrants is one year from the date the installment is received by the Company.

In connection with the above-mentioned commitment, the Company will grant a third party warrants to purchase approximately 6,5 million of the Company's common shares.

The securities described above have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Corporate Reorganization

The investment commitment by the investors is conditional on the Company and its subsidiaries proceeding with the following corporate reorganization, and the investment is made to complete the development of the real-time financing Processing Services solution within this new organizational structure.

The Company has organized 3883884 Canada inc. (388 Canada) to provide the Company's real-time consumer financing solution for e-retailers as well as brick and mortar retailers.

On June 15, 2001, 9066-4871 Quebec inc.(9066) an indirect wholly owned subsidiary of the Company sold its intellectual property (including a pending patent) comprising its e-retail solution to 388 Canada.

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The  sale  price  of CDN  $1,400,000  was  paid by 388  Canada  by  assuming  an equivalent amount of debt that 9066 owed to the Company. 388 Canada also granted a use and marketing license to 9066 with no royalties payable for the first two years and 1% revenue-based royalty to be paid quarterly to 388 Canada thereafter.

Immediately after the transfer of intellectual property described above, the Company sold 9066 to a third party for $1.00.

This news release contains forward-looking statements. The words "believe", "expect", "anticipate", and "project" and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks, such as those mentioned in the periodic reports that Planet411.com has filed with the Securities and Exchange Commission, the framework according to which the commercial use of the Internet would not be able to perform to expected speeds, and the risk according to which the Company would not be in a position to generate sufficient revenue or to raise sufficient capital for the proper management of its business.


For further information

     Tory Jacobs at Noble House of Boston, (888) 217-2553, toryJ@noblepr.com